EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made, entered into, and effective as of January 3, 2011 (“Effective Date”) by and between OncoVista Innovative Therapies, Inc., a Delaware corporation (the “Company”), and Michael Moloney, an individual (the “Executive”).

RECITALS

WHEREAS, the Company is currently engaged in the development of new pharmaceutical compounds and repositioning existing compounds to develop safer, more effective and less toxic cancer treatments;

WHEREAS, the Company desires and intends to employ the Executive as Chief Operating Officer pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its shareholders to enter into this Agreement in order to provide sufficient incentive for the Executive.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1.           Term.  The term of this Agreement shall commence on the Effective Date and shall end on the date which is the second anniversary of the Effective Date (the “Initial Term”).  This Agreement is subject to automatic renewal for successive one year terms, upon the same terms and conditions as set forth herein, unless either this Agreement is terminated pursuant to Section 5 hereof or a party gives written notice to the other party of its intent to terminate, at least six months prior to expiration of the then-current term.  The term of this Agreement, whether during the Initial Term or any renewal term, shall be referred to as the “Term.”

2.           Position and Responsibilities.

2.1         Position.  Executive will be employed by the Company to render services to the Company in the position of Chief Operating Officer.  In that capacity, Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including, but not limited to, developing the Company’s intellectual property into commercially marketable products.  Executive shall report directly to, and be subject to the general direction and control of, the Company’s Chief Executive Officer.  The Executive shall have the powers, authority, functions, and responsibilities consistent with being Chief Operating Officer of the Company.  Executive shall abide by all Company rules, policies, and practices as adopted or modified, from time to time, in the Company’s sole discretion; and Executive shall use commercially reasonable efforts to promote the interests of the Company.

2.2         Principal Place of Performance.  Executive shall be based at the offices of the Company in San Antonio, Texas, where the Company anticipates it will continue to maintain a principal place of business. Notwithstanding this principal place of employment, Executive shall engage in such travel as is necessary or beneficial to the promotion, development, financing, or operation of the business of the Company.

2.3         Other Activities.  While employed by the Company, Executive shall devote the majority of his business time, attention, and skill to perform assigned duties, services, and responsibilities in a diligent, loyal, and conscientious manner, and shall act at all times in the furtherance of the Company’s business and interests.  Executive shall not, during the term of this Agreement:  (a) accept any other employment, or (b) engage, directly or indirectly, in any other business activity, except those activities already disclosed during the initial interview process,   (whether or not pursued for pecuniary advantage) which might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  The foregoing limitations shall not be construed to prohibit Executive from making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

2.4         No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to proprietary or confidential information of any other person or entity.  Further, Executive shall fully indemnify the Company, including but not limited to reasonable attorneys’ fees, costs, and expenses of investigation, for any claim by any third party that such third party may now have or may hereafter come to have against the Company, based upon or arising out of any non-competition agreement, confidentiality agreement, or invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

2.5         No Modification.  Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.           Compensation and Benefits.

3.1          Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial salary equal to $180,000 per year (“Base Salary”) in equal installments in accordance with the Company’s standard payroll practices (but not less than monthly).  Such Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Company and Executive or as otherwise required by law.  Executive’s Base Salary will be reviewed, from time to time, in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Board of Directors of the Company.

3.2          Stock Options. The Company shall adopt a stock option plan, subject to the approval of the Board of Directors of the Company (the “Plan”). Following the approval of the Plan, Executive shall be eligible to receive options to purchase shares of the Company’s common stock under the Plan. Such options shall be subject to the terms of the Plan under which the options are granted and the terms of the award agreement issued thereafter. The overall stock option grant to the Executive shall consist of 450,000 options (the “Options”), which shall vest monthly, on a pro rata basis, over a vesting period of two years and at an exercise price equal to the closing price of the Company’s common stock on the date of the grant.

3.3          Change of Control.  In the event of a Change of Control (as defined below), all unvested Options shall vest and become exercisable immediately and, unless all such options are cashed-out in the Change of Control transaction, shall remain exercisable for a period of not less than 360 days, regardless of whether Executive’s employment is terminated.

(i)
For purposes of this Agreement, a “Change of Control” shall mean (A) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) does not own in excess of 50% of such voting power on the date of this Agreement, or (B) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(ii)
Notwithstanding Section 3.3(i) above, no transaction shall be considered a Change of Control under this Agreement, and no Options shall vest, pursuant to this Section 3.3 if (A) the Company’s stockholders existing prior to such transaction(s) hold in the aggregate more than 50% of the securities or assets of the surviving or resulting company; or (B) if made in connection with a private placement of securities of the Company in connection with a financing of the Company’s on-going operations; or (C) for any transaction ascribing a valuation to the Company of less than $1,000,000; provided, however, that such a transaction may be considered as part of a series of transactions that gives rise to a Change of Control pursuant to Section 3.3.

3.4          Fringe Benefits.  Executive shall be entitled to participate in the benefit plans that the Company generally makes available to its employees or other executives.  The Company reserves the right to terminate any benefit plan for any reason or no reason whatsoever. Executive shall be entitled to four weeks paid vacation each year.

3.5          Car and Telephone Allowance.  Executive shall receive a car and telephone allowance of $300 per month to cover expenses incurred in using a telephone and operating a vehicle for business travel and other purposes related to Executive’s duties and responsibilities under this Agreement. Executive agrees that the car allowance provided pursuant to this Section is intended to cover all expenses related to the operation of a motor vehicle for Company business purposes and that, therefore, Executive is not entitled to additional reimbursement for mileage, fuel, or other vehicle expenses.

3.6          Business Expenses.  Throughout the Term of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive’s duties.  Authorized expenses shall be reimbursed by the Company in accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company’s reimbursement policies from time to time and in accordance with Internal Revenue Service guidelines.

3.7          Annual Bonus.  As additional compensation for employment under this Agreement, the Executive shall be eligible to receive a cash bonus of up to 30% percent of the Executive’s Base Salary, provided that the Company meets certain performance objectives established by the Board of Directors.

3.8          No Other Compensation or Benefits; Payment.  The compensation and benefits specified in this Section 3 shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

4.           Inventions and Proprietary Information; Prohibition on Third Party Information.

4.1          Executive Confidential Information Agreement.  Executive shall sign and be bound by the terms of the Confidential Information Agreement, annexed hereto as Exhibit 4.1, the execution of which is a condition precedent to Executive’s employment with the Company.

4.2          Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not, at any time, disclose to the Company, or use, or induce the Company to use, any proprietary or confidential information or trade secrets of others, including, but not limited to, any proprietary information or trade secrets, if any, of any former employer if such disclosure or use would violate an obligation of Executive or applicable law.  Any violation of this provision shall be grounds for Executive’s immediate termination for Cause (as defined below). Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary or confidential information or trade secrets.

4.3          Inventions and Patents.  All processes, inventions, patents, computer software, copyrights, trademarks and other intangible rights or intellectual property that may be conceived or developed by Executive during the Term, either alone or with others, made or conceived by him shall remain the sole property of Company.

5.           Termination; Rights and Obligations on Termination.

5.1         Reasons for Termination of Agreement.  This Agreement and Executive’s employment may be terminated in any one of the followings ways:

5.1.1           Death.  The death of Executive shall immediately and automatically terminate this Agreement.  The Company shall pay to the Executive’s estate any accrued, but unpaid, Base Salary through the date of termination.  Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s death.

5.1.2           Disability.  If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been unable, after reasonable accommodation by the Company (as such term is defined in the Americans With Disabilities Act of 1990), to perform Executive’s duties hereunder for three consecutive months, then the Company may terminate Executive’s employment hereunder immediately upon written notice at the end of the three month period.  Upon termination as a result of disability, the Company shall, for the three month period immediately following the Executive’s termination, continue to pay the Executive’s Base Salary and shall provide (at Company’s expense) health insurance coverage to Executive and his spouse and dependent children.  Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s termination.

5.1.3           Cause.  The Company may terminate this Agreement immediately upon written notice to Executive for “Cause,” which shall include, but not be limited to, in the Company’s reasonable but sole discretion, the following:  (i) Executive’s willful, material, and irreparable breach of this Agreement; (ii) Executive’s gross negligence in the performance of any of Executive’s material duties and responsibilities hereunder;  (iii) Executive’s intentional non-performance (other than by reason of disability or death) of any of Executive’s material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Chief Executive Officer or Board of Directors of the Company continuing for ten days after receipt by Executive of written notice of the need to cure; (iv) Executive’s dishonesty, disloyalty, fraud, disappearance, neglect of duties, unprofessional conduct, acts of moral turpitude, or intentional or felonious misconduct with respect to the business or affairs of the Company which the Board of Directors of the Company determines in good faith has been or is likely to be injurious to the interest, property, operations, business, or reputation of the Company; (v) Executive’s conviction of a felony; or (vi) Executive’s violation of any provision of this Agreement.  In the event of a termination for Cause, as enumerated above, Executive shall receive no severance compensation.

5.1.4           Without Cause.  At any time after Executive’s commencement of employment, the Company may, without Cause, terminate this Agreement and Executive’s employment, effective 30 days after written notice is provided to Executive.  In the event Executive is terminated by the Company without Cause, the Company shall continue to pay the Executive the Base Salary (assuming that Executive would receive no further increases in his Base Salary after his termination of employment) for a period of three months from the date of termination.  Additionally, the Company shall provide Executive with continued life insurance and health care coverage (at the Company’s expense) that is substantially equivalent to the coverage that was provided to the Executive prior to the Executive’s termination for the one-year period following the date of the Executive’s termination without cause.

5.1.5           Change of Control Termination.  As soon as reasonable prior to any event constituting a Change of Control, but no later than 31 days prior thereto, the Company shall advise Executive of this pending occurrence (the “Change of Control Notice”).  Executive shall then have 31 days from the date of the Change of Control Notice to discuss, negotiate and confer with any successor entity regarding the terms and conditions of Executive’s continued employment with the successor Company following a Change of Control.  If Executive, acting reasonably, is unable to reach an agreement through good faith negotiations with any successor to the Company during such 31 day period, then Executive may elect (the “Change of Control Termination Option”) to terminate his employment with the Company and receive the payments outlined in Section 5.1.4 hereof.

5.1.6           Release.  Except for any accrued obligations, the severance payments described in Section 5 will be provided to Executive only if the following conditions are satisfied:  (i) Executive agrees to continue to be bound by and complies with all surviving provisions of the confidentiality and/or non-compete provisions of this Agreement; and (ii) Executive executes and delivers to the Company, and does not reasonably revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company.

5.1.7           Resignation or Retirement by Executive.  If Executive resigns, retires, or otherwise terminates employment voluntarily, Executive shall receive no severance compensation.

5.1.8           Superseding Agreement.  This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement.  In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

5.2         Survival and Continuing Obligations.  Upon termination of this Agreement, Executive shall be entitled to receive all compensation earned and all reimbursements due through the effective date of termination.  Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided in this Section 5.  Executive shall cooperate with the Company in the winding-up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.  All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination; except that the Company’s obligations under Section 5 herein and Executive’s obligation and other matters under Sections 4, 6, 7, and 8 herein shall survive such termination in accordance with their terms.

6.           Use and Return of Company Property.  Executive acknowledges the Company’s proprietary rights and interests in its tangible and intangible property.  Accordingly, Executive agrees that upon termination of Executive’s employment with the Company, for any reason, and at any time, Executive shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible personal property entrusted to Executive by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession, custody, or control of Executive, in whichever form held (including all copies or embodiments thereof), shall be delivered promptly to the Company without request by it.  Executive shall certify to the Company, in writing, within five business days of any written request by the Company, that all such materials have been returned to the Company.

7.           Disclosure of Relationships or Agreements.  After termination, Executive shall not disclose the specific terms of the Company’s relationships or agreements with its respective vendors, financiers, or customers that are not publicly known, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

8.           Non-Competition and Non-Solicitation.

8.1         Covenant Not To Compete.   Executive hereby acknowledges and agrees that, during the term of Executive’s employment with the Company:  (i) the Company has expended and will continue to expend considerable time, expense, and organizational resources to develop and maintain its reputation and good-will in the industry and among its customers and clients and prospective customers and clients; (ii) the Company will rely upon the reputation and good-will it has established to successfully continue its business; (iii) the Company will entrust such reputation and good-will to Executive during the term of Executive’s employment and will provide Executive with opportunities to become acquainted with the Company’s customers, clients, suppliers, licensees, business partners, employees, contractors, and agents, to establish business relationships with them, and to have access to records detailing their business activities with the Company; (iv) Executive has become, and will continue to become, familiar with the Company’s trade secrets and with other Confidential Information, as defined in Exhibit 4.1; (v) Executive’s services to the Company have been and will continue to be unique in nature and of extraordinary value to the Company; and (vi) the Company would be irreparably damaged if Executive were to provide similar services, or reveal trade secrets or Confidential information, to any person or entity competing with the Company or engaged in a similar business.  Accordingly, Executive agrees as follows:

8.1.1           For a period of one year immediately following the termination of Executive’s employment, regardless of whether Executive’s termination is voluntary or involuntary, with or without cause, Executive shall not engage as an officer, director, partner, consultant, managerial employee, agent, principal, individual owner or proprietor, or otherwise, either for himself or on behalf of any other person, firm, partnership, corporation, association, or other entity, in any development, planning, marketing, sales, management, research or operational activities in any business engaged in the development of compound classes or technology platforms that the Company was actively involved with during the period of the Executive’s employment.

8.2         Non-Solicitation.  Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to disrupt the Company’s relationships with its employees, contractors, consultants, agents, or customers for purposes of engaging in unfair competition with the Company.  Accordingly, Executive agrees as follows:

8.2.1           During Executive’s employment and for a period of one year immediately following the termination of Executive’s employment, regardless of whether Executive’s termination is voluntary or involuntary, with or without cause, Executive shall not, either for himself or on behalf of or in conjunction with any other person, partnership, corporation, organization, or other entity, either solicit, divert, induce, or attempt to solicit, divert, or induce, any employee, contractor, consultant, or agent of the Company to sever or alter his, her, or its relationship with the Company, its divisions, subsidiaries, or affiliates, or otherwise interfere with or disrupt the Company’s relationship with any of its employees, contractors, consultants, or agents.

8.2.2           During Executive’s employment and for a period of one year immediately following the termination of Executive’s employment, regardless of whether Executive’s termination is voluntary or involuntary, with or without cause, Executive shall not solicit, contact, divert, induce, or attempt to solicit, contact, divert, or induce, any actual or prospective customer or client of the Company with whom Executive has had material contact (as defined below) during the 12 month period immediately preceding the termination of Executive’s employment to sever or alter his, her, or its relationship with the Company or its subsidiaries, divisions, or affiliates (including, without limitation, making any negative statements or communications concerning the Company).  For purposes of this section, “material contact” exists between Executive and an actual or prospective customer or client of the Company if Executive:  (i) personally dealt with such customer or client; (ii) coordinated or supervised dealings with such customer or client; or (iii) obtained Confidential Information about such customer or client in the ordinary course of business through  Executive’s association with the Company; provided that “material contact” shall not exist if Executive had a relationship with such customer or client that predates Executive’s employment with the Company and such customer or client became a customer or client of the Company without Executive using the resources or goodwill of the Company.  The restriction contained in this section shall not prevent Executive from accepting business from customers or clients or prospective customers or clients of the Company who transfer their business in the absence of any conduct on the part of Executive that violates this covenant not to solicit.

8.3         Reasonable Restrictions.  Executive hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company’s trade secrets and Confidential Information, and further, are warranted to protect the Company in developing and maintaining its reputation, goodwill, and status in the marketplace.  Executive specifically agrees that the time period and nature of the restrictions set forth in Sections 8.1 and 8.2 are reasonable and necessary to protect the Company’s legitimate business interests and do not impose any limitations greater than those necessary to protect those interests.

8.4         Remedies.   Executive hereby acknowledges and agrees that the services Executive has rendered and will continue to render to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Executive against the Company cannot be reasonably or adequately compensated for by damages in an action at law.  Executive further acknowledges and agrees that any breach or threatened breach by Executive of any provision of Sections 4,6,7, or 8 of this Agreement shall cause irreparable harm to the Company, which harm cannot be reasonably or adequately compensated for by damages in an action at law.  Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Executive agrees that, in addition to any other right or remedy the Company may have, the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of this Agreement by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to the Company at law or in equity.  The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.  Executive agrees to pay any and all court costs, attorneys’ fees, and related expenses incurred by the Company in successfully enforcing any provision of this Agreement, including without limitation, obtaining the injunctive relief provided by this provision.

9.           Indemnification; Insurance.

9.1         Indemnification of Executive.   Except as otherwise provided in this Agreement or by applicable law, in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith, except that nothing in this Section shall in any way relieve Executive of his obligation to the Company contained in Section 2.4 hereof.  In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 9, the Company will pay all attorneys’ fees of such separate counsel.  Further, while Executive is expected at all times to use commercially reasonable efforts to discharge Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith and in a manner Executive reasonably believed to be in, or not opposed to, the best interests of the Company, except where Executive has exhibited gross, willful, or wanton negligence or misconduct, or has performed criminal or fraudulent acts that he had no reasonable cause to believe were unlawful and that materially damage the Company.

9.2         Indemnification of Company.   Executive covenants and agrees to defend, indemnify and hold Company harmless, from and against any damages, including, without limitations, penalties, settlements, claims, liabilities, attorneys’ fees and court costs, arising out of or resulting from:  (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Executive in this Agreement; (ii) the failure of Executive to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement; or (iii) any reckless, tortious, malicious or criminal act of Executive, including, without limitations, acts of omission in which there was a duty to disclose or warn Company.

9.3         Insurance Provided by Company.   As soon as practicable after the Effective Date, the Company shall obtain a directors and officers liability insurance policy covering all directors and officers of the Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board of Directors of the Company.

10.         Assignment; Binding Effect.  Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience, and skills.  Executive shall have no right to assign and shall not assign or purport to assign any portion of Executive’s performance or any other rights or obligations under this Agreement.  This Agreement may not be assigned or transferred by the Company, provided that nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets or the assignment of this Agreement pursuant thereto.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

11.         Additional Provisions.

11.1       Amendments; Waivers; Remedies.  This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.2       Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

Company’s Notice Address:	OncoVista Innovative Therapies, Inc.
14785 Omicron Drive, Suite 104
San Antonio, Texas 78245-3222
Telephone: (210) 677-6000
Facsimile: (210) 677-6001

Executive’s Notice Address:	Michael F. Moloney
7406 Mellow Ridge
Fair Oaks, Texas 78015
Telephone: (210) 269-1438

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

11.3       Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.4       Taxes.  Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment.  Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

11.5       Governing Law.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles.

11.6       Exclusive Jurisdiction and Venue.   Each of the parties hereto irrevocably submits to the sole and exclusive jurisdiction and venue of the state and federal courts of the State of Texas located in Bexar County and the Federal Courts of the United States of America located in the Western District of Texas, San Antonio Division, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

11.7       Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

11.8       Survival.  All of those portions of this Agreement that require performance by Executive or the Company following termination of Executive’s employment hereunder shall survive any termination of this Agreement.

11.9       Counterparts; Facsimile.  This Agreement may be executed in several counterparts (including by means of facsimile signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.10     Authority.  Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

11.11     Entire Agreement.  This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.  No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

11.12     Executive Acknowledgment.  Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms.  Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

11.13     Attorneys’ Fees.  In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

OncoVista Innovative Therapies, Inc.

Signature

Name Printed: Alexander L. Weis, Ph.D.

EXECUTIVE:

Signature

Name Printed: Michael F. Moloney